Exhibit 99.1

CONTACT:

Kimball Chapman

Investor Relations

Tel: (813) 313-1840

investor.relations@cott.com

COTT CORPORATION ANNOUNCES BUSINESS

COMBINATION WITH CLIFFSTAR CORPORATION

•	Combines the #1 private label carbonated soft drink and #1 private label juice manufacturers
•	Creates a larger, more balanced business for Cott with a diversified and complementary portfolio
•	Attractive purchase multiple of 4.9x Adjusted EBITDA (inclusive of tax benefits and based on pro forma run-rate cost synergies)
•	Transaction is expected to be accretive on a cash basis in 2011

TORONTO, ON and TAMPA, FL – July 7, 2010 — Cott Corporation (NYSE:COT; TSX:BCB) announced today that it has signed a definitive agreement to acquire privately-held Cliffstar Corporation, the leading private label manufacturer of shelf stable juices, for cash consideration of $500 million, payable at closing, and subject to adjustments for working capital and other items.

In addition to the $500 million due at signing, Cliffstar is entitled to $14 million of deferred consideration, which will be paid over a three-year period. Cliffstar is also entitled to an additional contingent earnout consideration of up to a maximum of $55 million, based upon the achievement of certain performance measures during the fiscal year ending January 1, 2011 as well as the successful completion of certain expansion projects in 2010. Cott expects to receive a significant cash tax benefit generated from the deduction of the step-up in tax basis resulting from the acquisition of Cliffstar’s assets. The net present value of this cash tax benefit is estimated to be approximately $75 million. The closing of the transaction is subject to receipt of financing and other customary conditions, including receipt of required regulatory approvals.

“As the clear leader in private label shelf-stable juice, Cliffstar is an ideal partner for Cott as we strengthen our position in private label beverages,” said Jerry Fowden, Chief Executive Officer of Cott. “A combination with Cliffstar expands Cott’s product portfolio and manufacturing capabilities, enhances our customer offering and growth prospects, and improves our strategic platform for the future. Combined with Cliffstar, Cott will be a more diversified company with long-term advantages for our shareowners and retailer partners.”

“In Cott, we have found the right long-term strategic partner for Cliffstar,” said Stanley Star, Chairman of the Board and co-founder of Cliffstar. “Cott, like Cliffstar, has a long history of private label excellence and quality as well as close partnerships with its customers and suppliers. In addition to a strong position in juice and various new age growth segments, Cliffstar brings expertise in juice ingredients, processing and bottling that are complementary to Cott’s strengths in carbonated soft drinks. I believe the combination will be beneficial for Cliffstar’s employees, customers and suppliers into the future.”

“We expect the combination with Cliffstar to be accretive to our shareholders on a cash basis,” added Fowden. “In addition to strategic and operational upsides, the transaction is expected to generate significant tax benefits and synergies. Adjusting for these factors, we believe the purchase price is favorable relative to comparable transactions. This transaction will transform Cott into a multi-category beverage producer which we believe will benefit our customers and create value for our shareholders.”

Founded in 1970, Cliffstar, a privately-owned corporation headquartered in Dunkirk, New York, is one of the leading suppliers of private label beverages and the largest private label producer of apple juice, grape juice, cranberry juice and juice-blends in North America. With $654 million trailing 12 month revenue, Cliffstar operates eleven facilities in the United States, including five bottling and distribution operations, three fruit processing facilities, two fruit receiving stations and one storage facility, and has approximately 1,200 employees.

Financial Terms

The $500 million payable at closing and $25 million in anticipated transaction costs are expected to be funded by a combination of new debt issuance of up to $375 million, new common equity issuance of up to $95 million, and incremental borrowings under Cott’s asset based lending facility of $75 million. The specific amount of new debt and equity will be determined at the time of issuance. Cott expects to amend its asset based lending facility in connection with the transaction to increase the amount of borrowings available under such facility. Both the financing and the acquisition transactions are expected to close in the third quarter of 2010.

Expected Benefits of the Transaction

The combination with Cliffstar is expected to result in:

•	A larger, more balanced business with a diversified and complementary portfolio across many categories of private label beverages, better positioning Cott for future growth.

•

A broader portfolio with increased innovation capabilities and high service levels as a combined supplier across multiple beverage categories, including carbonated soft drinks, juices, and waters, as well as new age beverages such as enhanced waters, and natural fruit beverages. The combination provides an attractive single-stop solution to the private label beverage needs of our retailer partners.

•

Total identified cost synergies of $20 million on an annualized basis ($14 million of which are expected to be realized in 2011). The synergies are comprised of realization of economies of scale and the optimization of administrative and operational groups.

•

Additional (and incremental to the above synergies) longer-term opportunities for further savings and growth within a combined customer base through leveraging of existing customer relationships and sales into new beverage categories.

•

A significant cash tax benefit generated from the deduction of the step-up in tax basis resulting from the acquisition of Cliffstar’s assets. The net present value of this cash tax benefit is estimated to be approximately $75 million.

•

Pro forma trailing 12 month revenue (ended Q1 2010) on a combined basis in North America of $1.8 billion and pro forma global consolidated trailing 12 month revenue of $2.3 billion and Adjusted EBITDA of $246 million, or $260 million inclusive of 2011 synergies, but before transaction-related costs and after adjusting for certain items (See attached reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA).

•

Transaction expected to be accretive on a cash basis from year one (cash basis accretion excludes the one-time expenses related to the transaction and the impact of non-cash items such as the amortization of intangibles after the transaction).

Cott Q2 2010 Estimates

Cott provided the following estimates of key financial metrics regarding its estimated consolidated Q2 2010 results on a stand-alone basis:

•	Filled beverage volume of 207 million cases (8oz equivalents)

•	Consolidated revenue of $426 million

•	Operating income of $37 million

Cott clarified that the foregoing Q2 estimates are preliminary and actual results could vary by up to 2-3% in either direction for revenue and volume, and up to $2-3 million in either direction for operating income.

“Overall I am pleased with the preliminary results of our second quarter performance, given the quarter saw a significant increase in much-publicized national brand promotional activity,” commented Fowden. “While we would not typically comment in advance of final results, we hope these estimates are helpful in evaluating the business combination with Cliffstar.”

Deutsche Bank Securities Inc. acted as financial advisor to Cott on the Cliffstar transaction. Drinker Biddle & Reath LLP acted as legal advisor.

Morgan Stanley acted as financial advisor to Cliffstar on the transaction. Skadden, Arps, Slate, Meagher & Flom LLP and Lippes Mathias Wexler Friedman LLP acted as legal advisors.

Conference Call

Cott Corporation will host a conference call today, July 8, 2010, at 9:00 a.m. ET, to discuss the announcement, which can be accessed as follows:

North America: (877) 407-8031

International: (201) 689-8031

A live audio webcast will be available through Cott’s website at http://www.cott.com. The call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

Supplemental information regarding the proposed acquisition of Cliffstar is available on the financial reports section of the Company’s investor relations website at http://www.cott.com/investors

About Cott Corporation

Cott Corporation (“Cott” or the “Company”) is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. With approximately 2,800 employees, the Company operates bottling facilities in the United States, Canada, the United Kingdom and Mexico. Cott markets non-alcoholic beverage concentrates in over 50 countries around the world.

Website: www.cott.com

Non-GAAP Measures

Cott routinely supplements its reporting of earnings before interest, taxes, depreciation & amortization in accordance with GAAP by excluding the impact of certain items to separate the impact of these items from underlying business results. Since the Company uses these adjusted financial results in the management of its business, management believes this supplemental information, including on a pro forma basis, is useful to investors for their independent evaluation and understanding of the transaction with Cliffstar. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, the Company’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this announcement reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities laws conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to the Company’s anticipated second quarter 2010 volumes, revenues and operating income, the anticipated timing of the transaction, the completion of the transaction on the terms proposed, the financing of the transaction on terms currently anticipated, and the potential impact the acquisition will have on the Company. The forward-looking statements are based on assumptions regarding the timing of receipt of the necessary financing and approvals, the time necessary to satisfy the conditions to the closing of the transaction, and management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: (1) the ability to obtain financing and consummate the proposed transaction; (2) receipt of regulatory approvals without unexpected delays or conditions; (3) changes in estimates of future earnings and cash flows; (4) changes in expectations as to the closing of the transaction; (5) expected synergies and cost savings are not achieved or achieved at a slower pace than expected; (6) integration problems, delays or other related costs; (7) retention of customers and suppliers; (8) the cost of capital necessary to finance the transaction; and (9) unanticipated changes in laws, regulations, or other industry standards affecting the companies.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report on Form 10-K for the year ended January 2, 2010 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. The Company does not, except as expressly required by applicable law, undertake to update or revise any of these statements in light of new information or future events.

COTT CORPORATION PRO FORMA NON-GAAP EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION (EBITDA) (in millions of U.S. dollars)	EXHIBIT 1

Unaudited
	Cott Corporation	Cliffstar Corporation	For the 12 Months Ended April 3, 2010

Net income (loss)	$73.1	$82.7	$155.8
Interest expense, net	28.3	3.5	31.8
Income tax (benefit)	(12.2)	0.0	(12.2)
Depreciation and amortization	65.1	13.9	79.0
Net income attributable to non-controlling interests	4.9	0.0	4.9

EBITDA	159	100	259
Adjustments to EBITDA
Restructuring	(0.2)	0.0	(0.2)
Asset Impairments	3.5	0.0	3.5
Other expense (loss on buyback of notes)	3.3	0.0	3.3
Inventory adjustments	0.0	(21.7)	(21.7)
Incentive adjustment	0.0	2.0	2.0

Adjusted EBITDA	$166	$80	$246